                                                                    EXHIBIT 23.1
              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Equity Incentive Plan, 1999 Employee Stock Purchase Plan, 1999 Non-Employee Directors' Stock Option Plan, and Options Granted Outside Any Plan of Copper Mountain Networks, Inc. of our report dated February 25, 1999, except for the sixteenth paragraph of Note 5, as to which the date is April 23, 1999 and Note 10, as to which the date is April 13, 1999, with respect to the financial statements of Copper Mountain Networks, Inc. and the related financial statement schedule, included in its Registration Statement on Form S-1 (No 333-73153), filed with the Securities and Exchange Commission.


                                              ERNST & YOUNG LLP

San Diego, California
June 7, 1999